Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

ACUTUS MEDICAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Title of each Class of Securities to be Registered	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (3)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (4)
Equity	Common Stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	6,000,000 (2)	$1.79	$10,740,000	0.0000927	$995.60
	Total		6,000,000		$10,740,000		$995.60
	Total Fee Offsets (5)						-
	Net Fee Due						$995.60

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) shall cover any additional shares of the common stock, par value $0.001 per share (“Common Stock”) of Acutus Medical, Inc. (the “Registrant”) that become issuable under the 2022 Inducement Equity Incentive Plan (the “Plan”) by reason of any share dividend, share split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding Common Stock.
(2)	Represents 6,000,000 shares of Common Stock available for issuance under the issuance under the Plan.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The Proposed Maximum Offering Price Per Unit is based on the average of the high and low prices of Common Stock on The Nasdaq Global Select Market on March 28, 2022.
(4)	Rounded to the nearest cent.
(5)	The Registrant does not have any fee offsets.